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Canada Business Corporations Act

                         Part XV -- Fundamental Changes


190. (1) RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;
     (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;
     (c) amalgamate otherwise than under section 184;
     (d) be continued under section 188;
     (e) sell, lease or exchange all or substantially all its property under subsection 189(3); or
     (f) carry out a going-private transaction or a squeeze-out transaction.

(2) FURTHER RIGHT -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.


(2.1) IF ONE CLASS OF SHARES -- The right to dissent described in subsection (2) applies even if there is only one class of shares.


(3) PAYMENT FOR SHARES -- In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.


(4) NO PARTIAL DISSENT -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.


(5) OBJECTION -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.


(6) NOTICE OF RESOLUTION -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.


(7) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice,
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within twenty days after learning that the resolution has
been adopted, send to the corporation a written notice containing

     (a) the shareholder's name and address;
     (b) the number and class of shares in respect of which the shareholder dissents; and
     (c) a demand for payment of the fair value of such shares.

(8) SHARE CERTIFICATE -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9) FORFEITURE -- A dissenting shareholder who fails to comply with subsection
(8) has no right to make a claim under this section.

(10) ENDORSING CERTIFICATE -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) SUSPENSION OF RIGHTS -- On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

     (a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),
     (b) the corporation fails to make an offer in accordance with subsection
     (12) and the shareholder withdraws the notice, or
     (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

(12) OFFER TO PAY -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

     (a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) SAME TERMS -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) PAYMENT -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.


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(15) CORPORATION MAY APPLY TO COURT -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) SHAREHOLDER APPLICATION TO COURT -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) VENUE -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) NO SECURITY FOR COSTS -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) PARTIES -- On an application to a court under subsection (15) or (16),

     (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and
     (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20) POWERS OF COURT -- On an application to a court under subsection (15) or
(16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) APPRAISERS -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) FINAL ORDER -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) INTEREST -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) NOTICE THAT SUBSECTION (26) APPLIES -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.



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(25) EFFECT WHERE SUBSECTION (26) APPLIES -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

     (a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or
     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) LIMITATION -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or
     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.



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Canada Business Corporations Act

               Part XVII -- Compulsory And Compelled Acquisitions


206. (1) DEFINITIONS -- The definitions in this subsection apply in this Part.


"DISSENTING OFFEREE" means, where a take-over bid is made for all the shares of a class of shares, a holder of a share of that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first mentioned holder; ("Pollicite dissident")

"OFFER" includes an invitation to make an offer. ("Pollicitation")

"OFFEREE" means a person to whom a take-over bid is made. ("Pollicite")

"OFFEREE CORPORATION" means a distributing corporation whose shares are the object of a take-over bid. ("Societe pollicitee")

"OFFEROR" means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

     (a) make take-over bids jointly or in concert; or
     (b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made. ("Pollicitant")

"SHARE" means a share, with or without voting rights, and includes

     (a) a security currently convertible into such a share; and
     (b) currently exercisable options and rights to acquire such a share or such a convertible security. ("action")

"TAKE-OVER BID" means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares. ("offre d'achat visant a la mainmise")

(2) RIGHT TO ACQUIRE -- If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.

(3) NOTICE -- An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror's notice to each dissenting offeree and to the Director stating that

     (a) the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;
     (b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;
     (c) a dissenting offeree is required to elect


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          (i) to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

          (ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror's notice;

     (d) a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and

     (e) a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror's notice.

(4) NOTICE OF ADVERSE CLAIM -- Concurrently with sending the offeror's notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.

(5) SHARE CERTIFICATE -- A dissenting offeree to whom an offeror's notice is sent under subsection (3) shall, within twenty days after receiving the notice,

     (a) send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and
     (b) elect
          (i) to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or
          (ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

(5.1) DEEMED ELECTION -- A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

(6) PAYMENT -- Within twenty days after the offeror sends an offeror's notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).

(7) CONSIDERATION -- The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

(7.1) WHEN CORPORATION IS OFFEROR -- A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the


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take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.


(8) DUTY OF OFFEREE CORPORATION -- Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall

     (a) if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;
     (b) give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and
     (c) if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that
          (i) the dissenting shareholder's shares have been cancelled,
          (ii) the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and
          (iii) the offeree corporation will, subject to subsections (9) to
          (18), send that money or other consideration to that shareholder without delay after receiving the shares.

(9) APPLICATION TO COURT -- If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

(10) IDEM -- If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

(11) STATUS OF DISSENTER IF NO COURT APPLICATION -- Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.

(12) VENUE -- An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.

(13) NO SECURITY FOR COSTS -- A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).

(14) PARTIES -- On an application under subsection (9) or (10)



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     (a) all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and
     (b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(15) POWERS OF COURT -- On an application to a court under subsection (9) or
(10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

(16) APPRAISERS -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.

(17) FINAL ORDER -- The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.

(18) ADDITIONAL POWERS -- In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

     (a) fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);
     (b) order that that money or other consideration be held in trust by a person other than the offeree corporation;
     (c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and
     (d) order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.


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